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                                                                     Exhibit 3.5



           FORM OF RESTATED CHARTER OF PEN COTTON COMPANY, AS AMENDED


          The undersigned Corporation hereby amends and restates its Charter pursuant to Tennessee Code Annotated 48-20-107 and states as follows:

          1)   The name of the Corporation is Pen Cotton Company.

          2) The number of shares the Corporation is authorized to issue is 100 shares.

          3) The street address and zip code of the Corporation's registered office, the county in which the office is located, and the name of its registered agent at that office is Mark A. Oldham, 5110 Maryland Way, Suite 300, Brentwood, Tennessee 37027, County of Williamson.

          4) The address of the principal office of the Corporation is 5110 Maryland Way, Suite 300, Brentwood, Tennessee 37027.

          5) There shall be issued only one class of shares, all of which shall have unlimited voting rights and which shall be entitled to receive the net assets of the Corporation upon dissolution.

          6)   The Corporation is for profit.

          7) The purpose or purposes for which the Corporation is organized are: to carry on a general trade, domestically and abroad, in cotton and other agricultural commodities; to own, or otherwise acquire, and to operate cotton gins and warehouses and to provide other agricultural services; to manufacture, buy and sell agricultural tools and equipment and to carry on a general business in agricultural.

          8)   Other Provisions:

               a. The shareholders in this Corporation shall have preemptive rights with respect to the issuance of stock unless such right is waived in writing.

               b. The right to fill vacancies in the Board of Directors is reserved to the shareholders.

               c. The right to amend the Charter or the Corporate By-Laws is reserved to the shareholders.

          9) To the fullest extent permitted by the Tennessee Business Corporation Act, a Director of the Company shall not be liable to the company or its shareholders for monetary damages for breach of fiduciary duty as a Director. If the Tennessee Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate

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               action, further eliminating or limiting the personal liability of
               Directors, then the liability of a Director of the company shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act as so amended from time to time.

          10) The corporation shall, to the maximum extent permitted by the Tennessee Business Corporation Act, have power to indemnify each of its Agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law. For the purposes of this section and "Agent" of the corporation includes any person who is or was a Director, Officer, Employee or other Agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, Employee or Agent of another corporation, partnership, joint venture, trust or other enterprise, or was a Director, Officer, Employee or Agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise serving at the request of such predecessor corporation.


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